Exhibit  10.05

DISTRIBUTOR AGREEMENT

TERMS AND CONDITIONS

This Distributor Agreement (“Agreement”) is made and entered as of the 16th of October, 2009 (the “Effective Date”), by and between;

BioXcell (INVO Bioscience), Incorporated, a Massachusetts Corporation located at 100 Cummings Center Ste 421E Beverly, MA 01915 (“COMPANY”) and,

Gonagen Ilac Ithalat Ihracat Sanayi ve Ticaret A.S. located at Mecidiyekoy Mah. Avnigilligil Sok. Meric Plaza No.10 Kat: 5 D.6, Sisli, Istanbul (“DISTRIBUTOR”).

In consideration of the promises and mutual covenants contained herein the parties agree as follows:

1.	DISTRIBUTION

1.1 Distribution. Subject to the terms and conditions of this Agreement and, if applicable, a written addendum signed by COMPANY (“Addendum”), COMPANY hereby grants Distributor an exclusive, non-transferable right during this Agreement to distribute certain products and services offered by COMPANY (the “Products”).

1.2 Exclusive Distribution

Distributor agrees that the right of distribution granted in the area of representation is exclusive.  Area of representation is determined mutually by the parties as Turkey, North Cyprus, Kosovo, Albania, Azerbaijan, Uzbekistan, Bulgaria (clinics) and Kazakhstan. Except the representation area of the Distributor, COMPANY reserves the right to distribute, whether directly of indirectly, any and all Products worldwide without restriction.  COMPANY may grant the same, similar and/or any other distribution rights to any other entity, including without limitation to other distributors, dealer and original equipment manufacturers.

2.	PRICES, ORDERS, DELIVERIES AND PAYMENT

2.1 Prices.  COMPANY shall offer the Products to Distributor based on a written or electronic price list (the “Price List”) supplied by COMPANY.  Distributor agrees to purchase the Products in accordance with the terms and conditions noted on the Price List.  COMPANY may amend the Price List to add or delete Products and may adjust the pricing with ninety (90) days advance notice to Distributor.  Price list revision shall apply to all orders received after the effective date of such revision.  Product price increases shall not apply to unfulfilled purchase orders prior to the effective date of the Purchase Price increase.  At its sole discretion, COMPANY may apply Product price decreases to pending purchase orders accepted by COMPANY prior to the effective date of the decrease but not yet shipped.  All prices, fees and delivery terms are Ex Works (“EXW”) (IncoTerms 200) COMPANY’s manufacturing plant.  In addition to the applicable prices and fees, Distributor shall pay, or at COMPANY’s option reimburse COMPANY, for any and all taxes, customs, duties, freight, insurances, shipping and related expenses associated with the Products.

2.2 Taxes. All prices, fees and charges covered by this Agreement do not include any federal, state, local or foreign taxes that may be applicable to the Products, including all nonresident withholding tax, wholesale sales tax, value added taxes, goods and services tax, excise, sales, use and similar taxes and customs duties.

Distributor shall pay or reimburse COMPANY for all such taxes and other charges.  When COMPANY has the legal obligation to collect such taxes, the appropriate amount shall be added to Distributor’s invoice and paid by the Distributor, unless and until Distributor provides COMPANY with a valid tax exemption certificate.

2.3 Orders and Acceptance.  For any Purchase order, Distributor shall place the order and corresponding payment to COMPANY.  Distributor shall comply with all COMPANY minimum purchase order requirements.  Orders shall not be deemed accepted or binding without written notification thereof by COMPANY.  This Agreement shall govern all Distributor orders, and nothing contained in Distributor’s purchase orders, confirming memos or other communications shall supersede or modify this agreement.

2.4 Delivery and Shipping.  COMPANY shall not liable to Distributor or any third party if COMPANY fails to deliver an order, delivers an order incorrectly and/or fails to meet a delivery date.  If any order exceeds COMPANY’s inventory, COMPANY shall allocate available inventory according to and in its sole discretion.  Returns are at the discretion of BioXcell.  Notwithstanding and provision to the contrary, should the COMPANY fail to meet delivery date that has been given with 60 days or more prior advance notice; the COMPANY will adjust DISTRIBUTOR invoice by deducting 5% of invoice pre shipping.

2.5 Three Month Rolling Forecast;  Purchase Orders Fifteen Days in Advance.  On or before the 10th day of every calendar month, Distributor shall submit to COMPANY a forecast of all of the d Distributor’s purchases of the products for the next three (3) months.  Distributor shall submit to COMPANY a non-cancelable Purchase Order at least fifteen (15) days in advance of the requested ship date for any and all products.

2.6 Payment.  All credit terms and terms of payment are to be determined by BioXcell, based upon completed credit application and credit verification.  Once credit terms have been established, payments may be sent via wire transfer only as follows:
For the first six (6) months the payment term will be 50% payment upon delivery with letter of credit with the remaining 50% payment term of forty-five (45) days after the date of shipment.
Month’s seven (7) to twelve (12) upon positive credit review terms will change to 60 days net with letter of credit starting at the date of shipment.
After twelve (12) months based on positive credit review terms will be ninety (90) days net starting on the date of shipment with letter of credit.
(a). For wire transfer, payments shall be wired to:
Bank name: Bank of America
Address: Bank of America, 100 West 33rd Street, New York City, NY 10001
Swift Address: BOFAUS3N or applicable: Chips Participant no. 0959
ABA: 0260-0959-3 (Bank of America) if needed for direct credit to BOA
Credit Acct Name: Century Bank & Trust
Address: 400 Mystic Ave. Medford, MA 02155
Credit Acct Number: 0000006-94537
CENTURY BANK ACCOUNT NUMBER 21541655, beneficiary BioXcell, Inc. (INVO Bioscience) 100 Cummings Center, Suite 421E, Beverly, MA 19815, USA

3.	OWNERSHIP

3.1 Ownership. All right, title and interest in and with respect to the Products, including without limitation all intellectual property rights therein, are solely owned by shall remain with COMPANY, its licensors and suppliers.  Distributor shall not copy, make copies of, translate, localize, disassemble, decompile,, reverse engineer, attempt to discover the source code of, modify, create derivative works from and/or in any way change any part of the Products, including without limitation the documentation, packaging and trademarks.

4.	MARKETING OBLIGATIONS OF DISTRIBUTOR

4.1 Marketing and Support.  Distributor shall maintain a staff of qualified sales and training personnel to perform its obligation hereunder and shall actively promote and market the Products.  Distributor shall provide first and second level support for the Products and shall directly support its resellers and end users.
COMPANY will provide telephone support to Distributor during COMPANY’s normal business hours in accordance with COMPANY’s then current support program.
Any training or further support by COMPANY shall be chargeable.  Distributor shall provide its resellers and end users with sufficient and reasonable assistance in training, service and customer support with respect to products.

4.2 Representations and Third Party Agreements.  Distributor agrees that all representations and warranties it makes with respect to the Products shall be consistent with not exceed and those made by COMPANY herein.  Distributor agree that all theirs party agreements with resellers and end users, shall have terms and conditions equal to and consistent with the terms and conditions of this Agreement and shall state that COMPANY is the intended beneficiary of these obligations and that COMPANY is entitled to enforce its rights against both Distributor and such third party.

5.	TRADEMARKS AND NOTICES

5.1 Trademarks.  COMPANY grants Distributor a non-exclusive, non transferable, limited license to use the Product trademarks, service marks and trade names (“Trademarks”) solely in connection with the marketing and sales of the Products in accordance with and during this Agreement.  Distributor shall use the Trademarks in accordance with and during this agreement.  Distributor shall use the Trademarks in accordance with instructions from COMPANY, which COMPANY may revise in its discretion.  Distributor agrees to cooperate with COMPANY in facilitating COMPANY’s monitoring and control of the nature and quality of the Products and related marketing material and to supply COMPANY with specimens of use of the Trademarks upon request.  Distributor acknowledges the validity of the Trademarks and the ownership of the Trademarks by COMPANY and its suppliers and licensors.
All such Trademarks shall bear the designation ”tm” of the designation “®”, as specified by COMPANY.  Distributor shall not challenge the rights of COMPANY and its suppliers and licensors in any Trademarks.  All goodwill and reputation which accrues to any Trademarks in the course of Distributor’s business shall automatically vest in COMPANY and its suppliers and licensors without any separate or additional consideration of any kind to Distributor, and Distributor agrees to take all such reasonable actions necessary to effect such vesting.

5.2 Notices.  Distributor shall not remove, alter or obscure any patent, trademark, copywrite or other notice to marking in or on any product.

5.3 Prohibition of Similar Trademarks.  Distributor shall not adopt, use register, make application for or attempt to register any acronym, trademark, trade name or other marketing name of COMPANY or any confusingly similar mark, uniform resource locator (URL), Internet domain name, or symbol as part of Distributor’s own name or the name of any of its affiliates or as the name of any product it markets.

6.	WARRANTY AND DISCLAIMER

6.1 Limited Warranties.  COMPANY makes no warranty, implies or otherwise, regarding the performance or reliability of any third party products (hardware). Installation of any third party products other than as authorized by COMPANY will void all warranties.  In addition, use, modification and/or repair of the Products other than as authorized by COMPANY voids all warranties.

6.2 Warranty Return Procedures.  Distributor shall be responsible for and shall coordinate all communication with its resellers and end users concerning warranty claims, maintenance and support requests, including without limitation obtaining proof of purchase from the end user. Distributor shall comply with COMPANY’s current latest standard Product return procedures, which COMPANY may change from time to time.  Unless Distributor returns a Product in accordance with COMPANY’s limited warranty and latest current standard product return procedures, Distributor shall not return any product. At its option, COMPANY shall repair or replace defective Products that are covered by the COMPANY’s limited warranty and returned in accordance with COMPANY’s standard procedures by using new or like-new parts or Products, or provide a refund of the price paid to COMPANY for such Product.  Distributor shall pay for all shipping charges, insurance, taxes, duties, and other charges for all RMA shipments.  COMPANY shall pay freight charges on shipments to Distributor of product repaired or replaced under warranty; however, Distributor shall pay all duties, customs, taxes and other charges on such shipments.  Products that COMPANY determines are not defective, not under warranty or not returned in compliance with COMPANY’s return procedures shall be returned to Distributor and Distributor shall pay all freight, insurance, duty, taxes and other charges related to these products.

6.3 DISCLAIMER. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH IN THIS SECTION, COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES TO ANY PERSON OR ENTITY WITH RESPECT TO ANY OF THE PRODUCTS, WHETHER EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER COMMUNICATION, AND THEY SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTY OR CONDITION OF SECURITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND/OR NONINFRINGEMENT OF THIRD PARTY RIGHTS.  THERE IS NO WARRANTY OR REPRESENTATION THAT THE OPERATION OF THE PRODUCTS WILL BE UNINTERRUPTED, FAULT TOLERANT, SECURE OR ERROR-FREE.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE SOLE LIABILITY OF COMPANY, AND THE SOLE REMEDY, RELATING  TO ANY AND ALL APPLICABLE WARRANTIES SHALL BE AT COMPANY’S OR OPTION, TO REPAIR THE PRODUCT, REPLACE THE PRODUCT, OR PROVIDE A REFUND FOR THE PRICE PAID TO COMPANY FOR THE PRODUCT.

7.	TERM AND TERMINATION

7.1 Term and Termination.  This agreement shall become effective on the Effective Date and shall expire five (5) year thereafter unless earlier terminated in accordance with this Agreement.  This agreement may be renewed for additional five (5) year periods by mutual agreement of the parties.  This agreement is not an “evergreen” contract or of indefinite duration.  Any party may terminate this Agreement, with legal and reasonable cause, by giving 120 day written notice.

7.2 Termination for insolvency.  This Agreement shall terminate, without notice,
(i) upon the institution by or against Distributor of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Distributor’s debts,
(ii) upon Distributor’s making an assignment for the benefit of creditors, or
(iii) upon Distributor’s dissolution or ceasing to function as an ongoing business concern.

7.3 No Damages or Other Rights Upon Termination.  In making this Agreement, all parties have considered that they will take expenditures in preparing for performance under this Agreement and will possibly sustain losses and damages in the event of its termination. With the exception of unreasonable and unlawful termination of the contracting parties, the parties expressly agree that the rights of termination in this Agreement are absolute.  The parties agree that no party shall be liable to any other party for damages, compensation, payments, costs or other types of losses arising out of termination of this Agreement, and the parties expressly waive all such damages, compensation, payments, costs and losses, including without limitation those related to goodwill, prospective profits, anticipated sales, and amounts spent on training, advertising, market development, leases and other investments.
Distributor agrees that any contracts or other arrangements it enters into with any third parties relating to the Products will be consistent with and subject and subordinate to the rights of termination in this agreement.  Distributor will indemnify and hold COMPANY harmless against any and all liability, loss, damages, costs and expenses incurred in connection with claims by any such third party.

7.4 Effect of Termination and Survival of Certain Terms. In the event that this Agreement expires or is terminated, Distributor shall immediately pay all outstanding amounts payable hereunder.  Upon expiration or termination of this agreement, all rights granted hereunder to Distributor and its resellers shall terminate immediately, and Distributor and its resellers shall immediately cease distribution and marketing of all Products and shall cease use of all Trademarks.  All provisions concerning termination, ownership of intellectual property right and trademarks, indemnification, limitation of liability, disclaimer of warranties, governing law, jurisdiction and venue shall survive the termination and expiration of this Agreement.

8.	LIMITATION OF TOTAL LIABILITY

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, DISTRIBUTOR AGREES THAT THE AGGREGATE, CUMULATIVE LIABILITY OF COMPANY FOR ALL CLAIMS RELATED TO THIS AGREEMENT AND/OR THE PRODUCTS, REGARDLESS OF THE FORM OF ACTION (WHETHER IN CONTRACT, TORT, UNDER STATUTE OR OTHERWISE), SHALL BE LIMITED TO THE AMOUNT PAID BY DISTRIBUTOR FOR THE PRODUCTS GIVING RISE TO SUCH LIABILITY.
DISTRIBUTOR AGREES THAT SUCH AMOUNT IS SUFFICIENT TO SATISFY THE ESSENTIAL PURPOSE OF THE PROVISIONS OF THIS AGREEMENT AND THAT SUCH A LIABILITY IS A FAIR AND REASONABLE ESTIMATE OF ANY LOSS AND DAMAGE LIKELY TO BE SUFFERED IN THE EVENT OF ANY WRONGFUL ACT OR OMISSION BY COMPANY.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL COMPANY BE LIABLE FOR COST OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, OR ANY SPECIAL, INDIRECT, RELIANCE, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, RELATED TO THIS AGREEMENT OR THE PRODUCTS.  THIS LIMITATION SHALL APPLY EVEN IF COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  DISTRIBUTOR AGREES THAT THE PRICE OF THE PRODUCTS REFLECTS THIS ALLOCATION OF RISK.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, COMPANY SHALL HAVE NOT LIABILITY WITH RESPECT TO DISTRIBUTOR’S END USERS, RESELLERS AND/OR ANY OTHER THIRD PARTIES.
NOTWITHSTANDING THE TERMS OF THIS SECTION, COMPANY DOES NOT EXCLUDE LIABILITY IN RESPECT OF PERSONAL INJURY OR DEATH EXCEPT TO THE MAXIMUM EXTENT THAT IT CAN BE EXCLUDED OR LIMITED BY LAW.

9.
CONFIDENTIAL INFORMATION. “Confidential Information” means any information, technical data, or know-how that, if disclosed in written form, is designated in writing to be confidential or proprietary, or if disclosed orally, is summarized and confirmed in writing within thirty (30) days as being confidential or proprietary.  Notwithstanding the foregoing, all Price list, Product information, the terms and conditions of this Agreement and any Addendum are deemed Confidential Information. Confidential Information does not include information, technical data or know-how that

(i)	Is in the possession of the receiving party at the time of disclosure as shown by the receiving party’s files and records in existence prior to the time of disclosure, or
(ii)	Prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any wrongful inaction or action of the receiving party, or
(iii)	Is developed independently by the receiving party without use of or reference to the Confidential Information of the disclosing party, or
(iv)	Is properly acquired from a third party having the right to disclose such information,
(v)	Is approved in writing for release by the disclosing party, or
(vi)
Is required to be disclosed by administrative or judicial action, provided that the disclosing party is afforded sufficient time in advance to oppose or limit such disclosure.  Each party agrees not to use Confidential Information disclosed to it by the other party for its own use or for any purpose except to perform as required under this Agreement.  Neither party shall disclose the Confidential Information of the other party to third parties or to its own employees except employees who are required to have the information in order to carry out the contemplated business discussions.  Each party has had or shall have employees to whom Confidential Information of the other is disclosed sign a non-disclosure agreement in content substantially similar to this Agreement.  Each party agrees that it shall take all reasonable efforts to avoid disclosure of Confidential Information of the other including efforts at least as great as those used to protect its own confidential information.  Each party agrees to notify the other party in writing of any misuse or misappropriation of any Confidential Information of the other which may come to its attention.

10.	MISCELLANEOUS

10.1 Independent Relationship.  The relationship of COMPANY and Distributor is independent and only that of a vendor and vendee.  Nothing contained in this Agreement shall create any agency, employment, partnership, joint venture or similar relationship between COMPANY and Distributor for any purpose.  No party shall have any right whatsoever to incur any liabilities or obligations or to make any warranties on behalf of or binding upon another party.

10.2 Indemnification.  Distributor agrees to indemnify and hold COMPANY harmless against any claim, liability, expenses, judgements, attorney fees and damages that COMPANY becomes liable for by any reason of Distributor’s breach of this Agreement or Addendum, or by reason of any act or omission of Distributor in marketing, selling or supporting the Products.

10.3 Force Majcure.  Except for payments of monies, no party shall be liable for its failure to perform any obligations on account of strikes, shortages, failure or acts of suppliers, riots, insurrection, fires, flood, storm, explosions, acts of God, war, acts of terrorism whether actual or threatened, acts of a public enemy, epidemies, quarantines, governmental action, labor conditions, earthquakes, material shortages or any cause which is similar to those enumerated or beyond the reasonable control of such party.
10.4 Nonassignability and Binding Effect.  The parties shall not assign or transfer this Agreement, except that COMPANY may assign and transfer its rights and obligations under this Agreement to an affiliate, parent or subsidiary of COMPANY.  Subject to the foregoing sentence, this Agreement shall be binding upon and insure to the benefit of the parties hereto and their successors and permitted assigns.

10.5 Notices.  Any notice to be given under this Agreement shall be delivered to the address specified above postage prepaid, and if to COMPANY to its Legal Department
(i) by registered or certified mail,
(ii) by overnight courier,
(iii) by fax, or
(iv) by first class mail.
Notice so given shall be deemed effective when first sent.

10.6  Governing Law; Jurisdiction; Venue.  The laws of Switzerland shall govern this Agreement.

All disputes arising out of this Agreement shall be settled through the Arbitration Rules of (ICC) the International Chamber of Commerce in Paris.  The place of Arbitration is Zurich.

10.7 Export Law Compliance.  Distributor understands and recognizes that the Products and other material made available under this Agreement are subject to the export administration regulations of the United States Department of Commerce, other United States government laws and regulations related to the export of technical data and equipment and products, and applicable foreign laws and regulations. Distributor shall be solely responsible for compliance with all such laws and regulations, and agrees to comply, and to ensure that its resellers comply, with all such laws and regulations, including any future modifications thereof.  Distributor and its resellers shall be solely responsible for obtaining any necessary export licenses and exemptions.  All products and related information and materials are prohibited for expert or re-export to a number of countries and person, including without limitation Cuba, Iran, Iraq, Libya, North Korea, Sudan, and Syria, and to any person or entity on the U.S. Department of Treasury’s list of Specially Designated Nationals, Specially Designated Narcotics Traffickers and Special Designated Terrorists.

10.8 Compliance With Law.  Distributor shall provide, pay for, be responsible for, and keep in good standing all licenses, permits or other applicable approvals pertaining to activities engaged in by Distributor that may be required.  Distributor shall comply in all respects with all applicable laws and regulations, including without limitation federal, state, local and foreign laws and regulations, pertaining to the distribution of the Products and its obligations and activities under this Agreement.

10.9 Severability.  If any provision of this Agreement is found to be invalid, unlawful or unenforceable by a court of competent jurisdiction, such invalid term shall be severed from the remaining portion of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law.
10.10 Entire Agreement.  This Agreement consists of the terms and conditions herein and constitutes the entire Agreement between the parties which supersedes all prior agreements, discussions and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may be executed in faxed counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  This Agreement may be modified only by a written Amendment hereto executed by duly authorized representative of all the parties.

10.11 Language.  This Agreement is in English only, which shall be controlling in all respects.  All communications and notices shall be in English.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representative on the dates set forth below.

DISTRIBUTOR:
Gonagen Ilac Ithalat Ihracat Sanayi ve Ticaret A.S

By: s/  Gulbin Bahceci

Printed Name:  Gulbin Baheci

Title:  General Manager

Date: October 16, 2008

BioXcell, Incorporated

By: s/Sean M Paradis

Printed Name: Sean Michael Paradis

Title: Vice President, Sales & Mktg.

Date: October 16, 2008